Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 4 TO THE
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 18, 2007

AMENDMENT NO. 4 TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) among Chesapeake Corporation, a Virginia corporation (the “U.S. Borrower”), Chesapeake U.K. Holdings Limited, Chesapeake U.K. Acquisitions plc, Boxmore International Limited, Field Group plc (collectively, the “U.K. Borrowers”), the banks, financial institutions and other institutional lenders party to the Credit Agreement referred to below (collectively, the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, the U.S. Borrower, the U.K. Borrowers, the Lenders, the Administrative Agent, Bank of America, N.A. and Citicorp North America, Inc., as syndication agents, HSBC Bank plc, as documentation agent, Wachovia Capital Markets, LLC, as a co-lead arranger and the sole bookrunner, and Banc of America Securities LLC and Citicorp North America, Inc., as co-lead arrangers have entered into a Second Amended and Restated Credit Agreement dated as of February 23, 2004, as amended by Amendment No. 1 dated as of June 10, 2004, Amendment No. 2 dated as of February 23, 2006 and the Letter Waiver and Amendment No. 3 (as so amended, the “Credit Agreement”; capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement); and

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to amend the Credit Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1.  Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a)  Section 1.1 is hereby amended by inserting the following definition between the definitions of “Alternate Base Rate” and “Applicable Margin” contained therein:

““Amendment Period” means the period commencing June 18, 2007 through (and including) the end of the last Fiscal Quarter of 2007.”

(b)  The definition of “Permitted Acquisition” is hereby amended by inserting the following parenthetical after the amount “$200,000,000” appearing in clause (g) contained therein:

“(but in the case of any Permitted Acquisition consummated during the Amendment Period, no more than $10,000,000 in the aggregate)”

(c)  Section 7.2.4(a) is hereby amended and restated in its entirety, for the period commencing with the effective date of this Amendment, to read as follows:

“(a) the Borrower will not permit the Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Leverage Ratio
July 1, 2007 through (and including) the end of the last Fiscal Quarter of 2007	5.00:1
The first Fiscal Quarter of 2008	4.25:1
Beginning of the second Fiscal Quarter of 2008 and thereafter	4:00:1”

(d)  Section 7.2.4(c) is hereby amended and restated in its entirety, for the period commencing with the effective date of this Amendment, to read as follows:

“(c) the Borrower will not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

Period	Interest Coverage Ratio
July 1, 2007 through (and including) the end of the last Fiscal Quarter of 2007	2.25:1
Beginning of the first Fiscal Quarter of 2008 and thereafter	2.50:1”

(e)  Section 7.2.16 is hereby amended by adding the following as a new paragraph following the paragraph which begins with “Furthermore” contained therein:

“Notwithstanding any of the foregoing provisions of this Section 7.2.16 or Section 7.2.2, in any event, no payment, prepayment, redemption, retirement, purchase, defeasance or other acquisition of any principal of any Subordinated Debt may be made, directly or indirectly, with the proceeds of any Loans made hereunder during the Amendment Period (nor may any deposit be made for any of the foregoing purposes during the Amendment Period).”

(f)  Item 6.13 of Schedule I is hereby amended and restated in its entirety to read as follows:

“ITEM 6.13. ENVIRONMENTAL MATTERS.

See “Environmental Matters” discussion in Note 11 to Consolidated Financial Statement of Chesapeake Corporation's Form 10-Q dated May 8, 2007 regarding potential liability of WTM I Company for natural resources damages and certain environmental remediation related to the lower Fox River, Wisconsin, site.”

SECTION 2.  Conditions of Effectiveness. This Amendment shall be effective as of the date first above written when, and only when, (a) the U.S. Borrower shall have paid, on or before June 18, 2007, for the benefit of each Lender executing this Amendment on or before 12:00 Noon Eastern time on June 18, 2007, a fee equal to 0.10% of the Total Exposure Amount of each such Lender and (b) the Administrative Agent shall have received, on or before June 18, 2007, the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Administrative Agent (unless otherwise specified) and in sufficient copies for each Lender, in form and substance satisfactory to the Administrative Agent:

(i)  Counterparts of this Amendment executed by each Borrower, each Subsidiary Guarantor and the Required Lenders or, as to any of the Required Lenders, advice satisfactory to the Administrative Agent that such Required Lender has executed this Amendment;

(ii)  Counterparts of the Consent and Confirmation attached hereto executed by each Subsidiary Guarantor;

(iii)  Evidence reasonably satisfactory to the Administrative Agent that any and all expenses of counsel to the Administrative Agent since the date of its last invoice shall have been paid in full in accordance with Section 10.3 of the Credit Agreement; and

(iv)  A certificate signed by a duly authorized officer of each Borrower stating that:

(A)  All representations and warranties made by such Borrower in Section 3 hereof and in the Credit Agreement (as amended hereby) and the other Loan Documents are true and correct in all material respects as of the date hereof as if made on the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(B)  after giving effect to the amendments contemplated by Section 1 above, no Default has occurred and is continuing.

SECTION 3.  Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

(a)  Such Borrower and each Subsidiary Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)  The execution, delivery and performance by such Borrower of this Amendment and the Loan Documents, as amended hereby, and by each Subsidiary Guarantor of the Consent and Confirmation attached hereto, are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not result in a default under or contravene any such Person’s Organic Documents.

(c)  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the due execution, delivery or performance by such Borrower of this Amendment or any of the Loan Documents, as amended hereby, to which it is or is to be a party, or by each Subsidiary Guarantor of the Consent and Confirmation attached hereto.

(d)  This Amendment has been duly executed and delivered by such Borrower, and the Consent and Confirmation attached hereto has been duly executed and delivered by each Subsidiary Guarantor. This Amendment and each of the other Loan Documents, as amended hereby, to which such Borrower is a party, and the Consent and Confirmation attached hereto, are legal, valid and binding obligations of such Borrower or such Subsidiary Guarantor, as applicable, enforceable against such entity in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity).

SECTION 4.  Reference to and Effect on the Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b)  The Credit Agreement (including, without limitation, the guarantees by the Borrowers set forth in Section 4.10 thereof), the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

(c)  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 5.  Costs and Expenses. The Borrowers agree to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 10.3 of the Credit Agreement.

SECTION 6.  Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7.  Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CHESAPEAKE CORPORATION

By /s./ Joel K. Mostrom
Name: Joel K Mostrom
Title: Senior Vice President & Chief Financial Officer

CHESAPEAKE U.K. HOLDINGS LIMITED

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

CHESAPEAKE U.K. ACQUISITIONS PLC

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

BOXMORE INTERNATIONAL LIMITED

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

FIELD GROUP PLC

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

Agreed as of the date first above written:

WACHOVIA BANK, NATIONAL ASSOCIATION,

as a Lender and Administrative Agent

By /s/ Leanne S. Phillips

Name: Leanne S. Phillips
Title: Director